Dated the 28th March 2004

(1) **PROACTIVE MEDICARE ENTERPRISE (HONG KONG) LIMITED**

(2) **PROACTIVE MEDICAL ENTERPRISE, INC.**

PROJECT CONSULTANCY AGREEMENT

THIS AGREEMENT is made on the 28th March 2004.

BETWEEN:-

(1) **PROACTIVE MEDICARE ENTERPRISE (HONG KONG) LIMITED**, a company incorporated in Hong Kong and having its registered office at Room 2301 Tung Wai Commercial Building, 109-111 Gloucester Road, Wanchai, Hong Kong (the "**Company**"); and

(2) **PROACTIVE MEDICAL ENTERPRISE, INC.**, a company incorporated in the State of Texas, the United States of America and having its registered office at 740 Polo Club Drive, Austin, Texas 78737, the United States of America (the "**Project Consultant**").

WHEREAS:-

(a) The Company is engaged in the provision of health-care consulting services to hospitals, clinics and other organisations in the PRC.

(b) On 11 April 2003, a wholly owned subsidiary of the Company, Proactive Medicare Enterprises (Hong Kong) Limited had entered into a service agreement (the "**Service Agreement**") with the Project Consultant on the terms and conditions attached hereto as **Exhibit I.**

(c) After years of the operation of the Company and recovered of investment and economic environment of the PRC from the outbreak of SARS in 2003, both the Company and the Project Consultant wish to extend the cooperation between each other and would like to develop a new agreement as to facilitate the fast development of the Company. This agreement (the "**Project Consultancy Agreement**") then records the terms and conditions between the parties under which the Company shall engage the Project Consultant to assist it on the provision of services of the Company mentioned hereafter in the Section "Project backgrounds and Objectives" and to provide consultancy services to the Company may require, and the Project Consultant is willing to

provide such services, and sets out further terms on which the Services shall be provided.

(d) To make it no confusion, the Project Consultancy Agreement dated 1st October 2003 shall supersede the Service Agreement dated 11 April 2003 and to be effective on 28 March 2004.

(e) The parties wish to enter into this Agreement to set out certain terms on which the Services shall be provided.

IT IS HEREBY AGREED as follows:-

1. INTERPRETATION

1.1 The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.2 In this Agreement, where the context so admits, the following words and expressions shall have the following meanings:

"Hong Kong"	the Hong Kong Special Administrative Region of the PRC;
"PRC"	the People's Republic of China;
"Business Day"	Means a day on which banks are open for busoness to the general public in Hong Kong, excluding Saturday and days on which a tropical cyclone warning signal No.8 or above or a "black" rainstrom warning signal is hoisted in Hong Kong at any time between 9:00a.m. and 5:00p.m.;
"parties"	Means that parties to this Agreement;
"HK$/ US$"	Means Hong Kong dollars, the lawful currency of

Hong Kong / means United States dollars, the lawful currency of the United States of America;

" UPMG"	Means United Premier Medical Group Limited, a company incorporated in Cayman Islands and having its registered office at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Deive, P.O.Box 2681GT, Geirge Town, Grand Cayman, British West Indies.
"UPMG Group"	Means UPMG and its Susidiaries (including the PRC Entity) and the "**Group Company**" shall mean either the UPMG, the Company or any Subsidiaries;
"Subsidiary"	has the maening ascribed thereto under Section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) and "**holding company**" shall be construed according to the section;
"PRC Entity"	Means all the Wholly Owned Foreign Enterprise Company, sino-foreign co-operative Joint Venture Company, China representative offices, China brances and etc established in the PRC;
" Marks"	Means the names of Johns Hopkins International L.L.C. and/ or its departments are collectively called the Marks.
"Service Fee"	the IPMCHH Service Fee and the Other Service Fee (in each case, as defined in Clause 3);
" SARS"	Severe acute respiratory syndrome.

1.3 Reference to Clauses is references to clauses of this Agreement.

1.4 Words and expressions in the singular include the plural and vice versa.

1.5 Reference to person include any public body and any body of persons, corporate or unincorporated.

2. PROJECT BACKGROUND & OBJECTIVES:

2.1 Project Background:

The Company is registered in Hong Kong, it was founded by Dr. Herbert Wong, Mr. Robert Wong and Ms Y.Y. Wong in 2000, is the first US based premium health care services Management Company in the PRC, with a primary focus on Women and Children. Through its exclusive partnership of UPMG with John Hopkins International, a leader inpatient care, medical research and teaching institute in US, the Company brings the best localized clinical services in hospital management and medical training infrastructure to the PRC.

UPMG Group opened its first Shanghai VIP birthing centre in October 2002 and will open several VIP birthing centres in other main cities of the PRC in the following timeframe:

The Estimated time frame of the establishment of the VIP birthing centres in the PRC:

City of the VIP birthing centre	Estimated time
Shanghai International Peace Maternity and Children Hospital	2002 - 2004
The Second Affiliated Hospital of Guangzhou Medical College	2003 -2004
Jinan Maternity and Children Hospital	2003 - 2004
Wuxi Maternity and Children Hospital	2003 - 2004
Foshan Maternity and Children Hospital	2004 – 2005
Beijing Maternity and Children Hospital	2004 - 2005
Changsha Maternity and Children Hospita	2004 – 2005
Xiamen Maternity and Children Hospital	2005 – 2006
Shenzhen Maternity and Children Hospital	2005 – 2006
Fouzhou Maternity and Children Hospital	2005 – 2006
Qingdao Maternity and Children Hospital	2006 – 2007
Hangzhou Maternity and Children Hospital	2006 – 2007
Nanjing Maternity and Children Hospital	2006 – 2007

Apart from the VIP birthing centres mentioned above, UPMG Group has also considered the following opportunities in medical related business in the PRC:-

* **OB/GYN Hospital in Shanghai PuDong**
  UPMG Group will negotiate with IPMCHH to build a 200-250 beds OB/GYN hospital in Nanhui medical zone in Shanghai PuDong area.

* **Joint Venture with Post Office Hospital in Shanghai**
  UPMG Group will negotiate with Post Office Hospital in Shanghai to use it existing building to operate a 30-40 beds multi-discipline specialty hospital. Namely, Gynecology, Urology and Eye.

* **Joint Venture with Beijing OB/GYN hospital**
  UPMG Group will negotiate with the Beijing maternity and Children Hospital to form a joint venture to develop a 200+ OB/GYN hospital with Beijing Maternity and Children Hospital.

* **Prenatal and Postnatal Business in the PRC**
  UPMG Group will establish a joint venture company with a local leading private enterprise in the provision of prenatal and postnatal training services, and sale of baby products in the PRC.

2.2 Proposed Business Plans and Objects:

To achieve the business objective of the Company of creating a new paradigm for the delivery of premium healthcare services in the PRC, and to become a specialized healthcare operation chain on a nation-wide scale, the Company intends to further develop its business in 3 stages. The detailed descriptions are stated in the following paragraphs.


VIP birthing centre
GYN, Urology & Eye
Joint Venture OB/GYN Hospital



Stage 1 Stage 2 Stage 3

3. APPOINTMENT

The Company appoints the Project Consultant, and the Project Consultant accepts the appointment, to provide to the Company and the UPMG Group as the Company may direct from time to time the Services subject to the provisions of this Agreement.

4. PROJECT CONUSLTANT'S SERVICES & RESPONSIBILITIES:

The Services provided by the Project Consultant:

4.1 For Project Planing and Operating:

Key Tasks:

③ Pursuant to an Educational and Consulting Services Agreement dated 15 June 2002 signed between UPMG Group and John Hopkins International LLC ("**JHI**") and the novation and assignment agreement of JHI Services Agreement dated 11 April 2003 (Collectively the "**JHI Services Agreements**"), both parties agrees that the terms and conditions of the JHI Services Agreements unreminded unchanged, and at all times, the services provided by JHI's personells shall be subject and subordinate to the terms of the JHI Service Agreements and in the event of any inconsisitency between this Agreement and the JHI Services Agreements , the terms of the JHI Service Agreements shall prevail. The Porject Consultants may advise the Company to use the JHI's services or other famous overseass professional services. In the event that the Project Consultant advise the Company and the Company execute the services from JHI Services Agreements, the Project Consultant shall indicate with a brief description of the JHI's services in the invoices from the Project Consultant to the Company

and the Project Consultant shall pay to JHI on behalf of the Company, it is done to avoid duplication of the payment to JHI as per JHI Service Agreements. It is also agreed with both parties that the Project Consultant will be responsible for the **FIRST** training trip of the PRC Professionals training overseas (ie. either to the institution of JHI or any other institution oversea)of each VIP centre of the Company arranged by the Project Consultant ;

③ Pursuant to a licensing agreement dated 15 June 2002 signed between UPMG Group and John Hopkins International LLC and the novation and assignment agreement of the Licensing Agreement dated 11 April 2003 (collectively refer to the " **JHI Licensing Agreements**"), subject and subordinance to the terms and conditions set out in the JHI Licensing Agreements, the Project Consultant agrees to grant to the Company and the UPMG Group a sublicense to use the Marks that the Project Consultants has secured from JHI for a term of 12 years commensing from 15 June 2002. It is also make cleared that the terms and conditions of the JHI Licensing Agreements unreminded unchanged and valid, and in the event of any inconsistency between this Agreement and the JHI Licensing Agreements, the terms of the JHI Licensing Agreement shall prevail.

③ To define project scope, key project activities and deliverables with the Company and its in-house working team, based on the business model and strategies stated in the business plan;

③ Analyze key project activity sequences, duration and resource requirements to create the overall master project schedule;

③ Work with Management to develop feasibility report and launch strategy of each VIP centre, provision a project plan with milestones and assignment of responsibility ;

③ Assist UPMG Group in establishing the acceptance criteria of third party deliverables related to the project;

③ Assist UPMG Group in developing a monitoring mechanism in identifying and assessing any significant risks that might affect the progress of the project;

③ Work with UPMG Group in provision of healthcare management software:
- The Project Consultant will out-source a suitable software team for UPMG

Group and the costs of the development of the software and the purchase of nessary hardware will be responsible by the Company. Both the softwares and the intellectual property right belongs to the Company.

③ Assist to select and provide healthcare related professionals and personnels for the Company's project. Provide trainings to the UPMG Group's in-house working team.

Key Deliverable:

③ An overall project plan with feasibility study and assignment of the project implementation, quality assurance from time to time;

③ Provision of healthcare management softwares, software training and maintenance services ;

③ Provide human resource of management level in the healthcare industry and perform on-job training services to UPMG's in-house working team.

3.2 For Project Monitoring:

Key Tasks:

③ Monitor the overall project implementation schedule and delivery progress through regular interaction with the Company's management, project team and/or contractors;

③ Identify and alert Management on potential project slippage, if any, based on the information gathered from monitoring mechanism and provide management any suggestions that may help reduce the effect of such slippage to the overall project schedule;

③ Review the software technology plans prepared by Project Consultant technology team with the Company's in-house working team to obtain an understanding of the proposed system and application architecture;

③ Provide advice to UPMG Group during its system design phase on areas where they can align with the business processes and during its selection of hardware

and software infrastructure;

- ③ Provide advice to the UPMG Group the quality standard on its documentation of functional and technical design ;

- ③ Supply feedback to the Company's management on the performance of project tasks on a regular basis through the regular project progress meetings;

- ③ Work with the Company's management to control and co-ordinate changes to project scope and schedule;

- ③ Assist UPMG Group in the development of overall rollout plan.

Key Deliverables:

- ③ Regular progress evaluations;

- ③ Recommendation(s) to management on measures to be taken on issues that may arise during the implementation and on-going operation phases (the "**Issues**");

- ③ An overall rollout plan.

5. THE COMPANY'S RESPONSIBILITIES:

In connection with the Poject Consultant's provision of the Services, the Company and UPMG Group will perform the tasks, furnish the personnel, provide the resources, or undertake the responsibilities specified below ("**The Company's Responsibilities**").

4.1 The Company's management by means of the steering committee, will provide full support on the projects, and will resolve the Issues in a timely manner;

4.2 The Company will assist internal staffs who are available to coordinate project activities as assigned under the project plan;

4.3 Management and project team members from the Company will work jointly

with the project Consultant's project team to meet the project schedule. The project managers from the Project Consultant will assign tasks and manage the effectiveness on a deliverable basis;

4.4 The Company will provide timely access to relevant background information as well as appropriate business resources, systems, and personnel required to complete the projects;

4.5 The Company's management will make themselves reasonably to participate in working sessions and meetings, and also to provide timely feedback on draft deliverables, make timely decisions and approvals;

4.6 Although the Project Consultant will assist the Company in managing the overall project execution, the Company will be responsible to resolve the Issues that arise regarding the tasks that are executed by any third or the Company's internal project team;

4.7 The Company will be responsible for the purchase of hardware, software, and/or other infrastructure for the project. This hardware, software, and networking infrastructure may be instructed by the Project Consultant and direct payment to the vendors, as not to disrupt or delay planned project activities;

4.8 As evaluated and negotiated by the Project Conusltant with vendors, the Project Consultant will be responsible for contract signing with vendors. The Project Consultant will arrange on the delivery, installation, testing, validation, maintenance, training, and other services on vendors' products;

4.9 If necessary, the Company and/or UPMG Group may be required to enter into separate warranty, maintenance, and/or support agreement with hardware, software, and networking vendors for the warranty, maintenance and/or support of their products;

4.10 The Project Consultant's deliverables include reports, recommendations or other management consulting services, the Company shall be responsible for all implementation decisions and for any further action with respect to the matters addressed in the deliverables.

6. PROJECT ASSUMPTIONS:

The services, fees and delivery schedule for this engagement are based upon the following assumptions, representations or information agreed between both the Company and the Project Consultant ("**Project Assumptions**").

5.1 Projects will commence not later than six months from the Estimated time stated in Clause 1;

5.2 The Company will make timely and effective completion of the Company's Responsibilities;

5.3 The Conmpany's in-house team will be mainly responsible for all the customization and implementation of any systems or applications required for the Company's business model. The Project Consultant will mainly be involved in project set-up phase and give recommendation to the Company and UPMG Group on the on-going operations. In case of resources constraints in the Company's in-house team, support from the Project Consultant can be provided under a separate arrangement;

5.4 The Project Consultant's delivery of the Services and the fees changed are dependent on (i) the Comapny's timely and effective completion of the Company's Responsibilities, (ii) the accuracy and completeness of the Project Assumptions, and (iii) timely decisions and approvals by the Management. The Company shall be responsible for any delays, additional costs, or other liabilities caused by or associated with any deficiencies in the Company's Responsibilities and Project Assumptions.

7. PROJECT STAFFING:

A designated staff list (the "**Designated Staffs**")will be confirmed by the Project Consultant from time to time to the Company as the Designated Staffs , will have the overall responsibility for this Project, they will be assisted by the Project Conusltant's other experienced consultants as required. The Company or UPMG Group will responsible for the employment of the Designated Staffs as per request and confirmation of the Project Consultant, the Project Consultant will reimburse the Company with the fees (including Salary, bonus, insurances, pension fund and etc) of the Designated Staffs.

8. FEES & EXPENSES:

7.1 The Project Consultant's fees are based upon the degree of responsibility and skill involved and the time spent on the work, plus the reimbursement of our outlays. Unless otherwise agreed, our fees will be charged separately for each descriptions of work mentioned in Section 3 above.

7.2 Upon the instruction of the Project Consultant, the Company may pay any out-sourcing services and products in relating to this project on behalf of the Project Consultant. In this case, the Company shall give prior notice to the Project Consultant of the amount paid for the out-sourcing services (the "**Amount**") and the Amount will then be deducted from the subsequent invoice / debit note of the Project Consultnat;

7.3 Out-of-pocket expenses (including transportation, hotels, meals, etc) will be billed at the actual amounts incurred. Invoices are due upon presentation. Should any invoice remain unpaid for more than 90 days. Interest shall be paid at a rate of 1.5% p.a. Any taxes arising out of this arrangement other than those on our net income shall be the Company's responsibility;

7.4 The professional fees (the "**Professional Fees**") of the Project Consultant (exclude the out-sourcing services) is estimated not exceed **HK$350,000/bed** ("**Per Bed Charge**") of the VIP centres. It is agreed with the Company that, Upon completion of the feasibility study and the design phase of a VIP centre, the Company shall pay the Project Consultant a downpayment according to the time spends to the VIP centre (the "**Downpayment**") . Upon the launch of each VIP centre, during the first month of business, the Projerct Consultant shall deduct the Downpayment from the actual Per Bed Charge, however an additional of **US$175/baby** consultation fee ("**Compensation for the Marks**")will be charged to the Company which is agreed to be commenced by 1 January 2005. In case that the VIP centre cease before launch of the VIP centre, the Downpayment is non-refundable;

7.5 The Project Consultant will be responsible for the **FIRST** training trip of the PRC Professional training overseas of each VIP centre of the Company arranged by the Project Consultant.

7.6 The estimates of fees above is a ceiling on the Project Conusultant's charges for these projects, except where actual circumstances turn out to be significantly different from those assumed/expected, or where we are required to perform additional tasks or modify the scope of our work significantly. Should such circumstance occur, both parties shall discuss at the earliest possible time to agree on a fee adjustment and a revised timetable before proceeding further;

7.7 If the Project Consultant is required to perform additional tasks or modify the scope of the agreed significantly. A separate agreement is required to adjust the fee and timetable accordingly.

9. DURATION AND TERMINATION:

8.1 Both parties agreed that the Service Agreement dated 11 April 2003 signed the Project Consultants and UPMG Group shall be terminated the same date as of the execution of this Project Consultancy Agreement; and this Project Consultancy Agreement shall supersede all the terms and conditions of the abovementioned Service Agreement.

8.2 The term of this Project Consultancy Agreement shall commence on the date of its execution and, unless sooner terminated pursuant to this Section 8, shall wend on the date that is 12 years from the date of such execution;

10. EARLY TERMINATION:

9.1 This Agreement may be terminated forthwith on notice from one party to the other if that other:-

(a) commits a material breach of any of the provisions of this Agreement and fails to rectify the same within 30 days of being requested to do so; or

(b) enters into liquidation whether compulsorily or voluntarily (otherwise than a voluntary liquidation for the purpose of reconstruction or amalgamation); or

(c) has a receiver, trustee or similar person appointed over all or a substantial part of its undertakings and assets; or

(d) is unable to pay its debts within the meaning of Section 178 of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong); or

(e) enters into any composition or arrangement with its creditors or any class of creditors, or suffers any similar action in consequence of its default in its obligations in respect of any indebtedness for borrowed moneys.

9.2 If the Company issues the notice, the Project Consultant shall refund any pre-paid portion of the Service Fee or if the Project Consultant is the party that issues the notice, the Company shall pay to the Project Consultant the Service Fee on a pro-rated basis, in each case, within 30 days from the last day the Project Consultant provides the Services to the Company without prejudice to the parties' other accrued rights and liabilities.

9.3 Upon the termination of this Agreement, all property of, or records, accounts and other materials relating exclusively to, the Company (or such other company as it has directed to receive the Services) which are in the possession or under the control of Project Consultant as a result of the performance of the Services shall be forthwith returned to the Company or to such other company as it may direct, except for any items which are reasonably required by the Project Consultant by law or for any regulatory purpose. Upon termination of the Agreement, Company shall immediately turn over to JHI all of the Marks and related documentation and shall retain no copy or record of any of the foregoing, excepting the Company's copy of this Agreement and any correspondence between the parties, and any other documents that the Company reasonably needs for compliance with any provision of law in Hong Kong or PRC.

9.4 The obligations of the parties under Clause 10 shall remain in full force and effect notwithstanding the termination of this Agreement.

11. STANDARD BUSINESS TERMS:

10.1 Fees, Expenses:

The Company shall pay the Project Consultant the professional fees and the related expenses in accordance with this Agreement.

10.2 Confidentiality:

With respect to information supplied in connection with this Agreement and designated by the disclosing party as confidential, the recipient agrees to: (i) protect the confidential information in a reasonable and appropriate manner or in accordance with applicable professional standards; (ii) use confidential information only to perform its obligations under this Agreement; and (iii) reproduce confidential information only as required to perform its obligations under this Agreement. This section shall not apply to information which is (i) publicly known, (ii) already known to the recipient; (iii) disclosed to a third party without restriction; (iv) independently developed; or (v) disclosed pursuant to legal requirement or court order. Subject to the foregoing, the Project Consultant may at its discretion, disclose the Company's and/or UPMG Group's confidential information to its subcontractors and affiliates in order to perform its tasks.

10.3 Warranty:

10.31 The Project Consultant warrants that the Services shall be performed with reasonable care in a diligent and competent manner. The Porject Consultant's sole obligation shall be to correct any not conformance with this warranty, provided that the Company gives the Project Consultant written notice within thirty (45) days after the Services are performed or successful completion of the acceptance test plan, if applicable;

10.32 The Project Consultant represents and confirms that it has entered into a service contract with Mr. Herbert Y. Wong (" **Mr. Wong**") on 8 March 2003 for a term of service not less than 13 years, and that as long as Mr. Wong is capable of providing the Services herein, the Project Consultant shall assign Mr. Wong to be the person in charge at the Project Consultant for the provision of Services to the Company pursuant to this Agreement;

10.4 Risk Allocation:

10.41 The Project Consultant's total liability relating to this Agreement shall in no event exceed the fees, the Project Consultant receives hereunder for the portion of the work giving rise to liability, or include any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity);

10.42 As the Project Consultant is performing the Services solely for the benefit of the Company, the Company will indemnity the Project Consultant, its affiliates and their partners, principals and personnel against all costs, fees, expenses, damages and liabilities (including defenses costs) associated with any third party claim, relating to or arising as a result of the Services, the Company's use the Deliverables, or this Agreement.

10.43 The Company will indemnity the Project Consultant against any damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal incurred while the Project Consultant is performing the services and to the extent caused by the negligent or willful acts or omissions of the Project Consultant's personnel or agents in performing the Services.

10.5 General:

10.51 Neither party shall not use the other party's name without the written consent of the named party;

10.52 Neither party shall not be liable for any delays or failures in performance due to circumstances beyond its reasonable control;

10.53 This Agreement may not be assigned or otherwise transferred without the prior express written consent of the other party. The Project Consultant may assign this Agreement to an affiliate of its international organization or use subcontractors to provide Services;

10.54 Each notices, demand, consent or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its addressor fax number et out below:

To the Company:

Room 2301 Tung Wai Commercial Building
109-111 Gloucester Road, Wanchai, Hong Kong
Attention: Mr. Robert Wong
Fax Number: (852) 2581 0288

To the Project Consultant::
740 Polo Club Drive
Austin, TX78737
United States of America
Attention: Mr. Herbert Wong
Fax Number : (512) 301 3748

10.55 No terms of this Agreement shall be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent;

10.56 If any term or provision of this Agreement is found to be unenforceable subsequently, such term or provision shall be deemed stricken, and all other terms and provisions shall remain in full force and effect;

10.57 This Agreement does not create a partnership or joint venture. Both parties are independent contractor and principal respectively;

10.58 The parties hereby acknowledge their intent and agree that JHI is a third party beneficiary of all rights and remedies of the parties set forth in this Agreement, as such rights and remedies arise out of or relate to pertain to the JHI Licensing and Services Agreements and/or JHI marks, and JHI shall have full power and authority to take all appropriate actions to enforce such rights and pursue such remedies as if it had been a party executing this Agreement. The Parties hereby agree and acknowledge that JHI is not a party to this Agreement and this Agreement shall not be deemed to give the parties any right of recourse against JHI. This Agreement shall not be deemed to create any obligation on the part of JHI;

10.59 This Agreement is governed by and shall be construed in accordance with the laws of the Hong Kong and each of the parties submits to the

non-exclusive jurisdiction of the Hong Kong courts in connection herewith. Notwithstanding the foregoing, any patient information sent to the United States of America will comply with all applicable state and federal laws in the U.S.A., including, without limitation, the federal Health Insurance Portability and Accountability Act of 1996 and the related regulations regarding the security and confidentiality of information concerning the health of individuals.

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AS WITNESS WHEREOF, this Agreement has been executed by the parties, the day and year first above written.

SIGNED by)
duly authoised for and on behalf of)
PROACTIVE MEDICARE ENTERPRISE)
(HONG KONG) LIMITED)
)
in the presence of:-)

SIGNED by)
duly authoised for and on behalf of)
PROACTIVE MEDICAL ENTERPRISE, INC.)
in the presence of:-)

AS WITNESS WHEREOF, this Agreement has been executed by the parties, the day and year first above written.

SIGNED by)
duly authoised for and on behalf of)
PROACTIVE MEDICARE ENTERPRISE)
(HONG KONG) LIMITED)
)
in the presence of:-)

SIGNED by)
duly authoised for and on behalf of)
PROACTIVE MEDICAL ENTERPRISE, INC.)
in the presence of:-)

EXHIBIT I